SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)      June 16, 2011

McIntosh Bancshares, Inc.
(Exact Name of Registrant as Specified in its Charter)

Georgia	000-49766	58-1922861
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

P. O. Box 1039
Jackson, GA  30233
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code       (770) 775-8300

N/A
(Former Name or Former Address, if Changed Since Last Report)

Item 1.01	Entry into a Material Definitive Agreement

On June 16, 2011, the Company entered into a Stock Purchase Agreement with United Bank, based in Zebulon, Georgia, pursuant to which the Company sold to United Bank all of the issued and outstanding common stock of its wholly-owned subsidiary, McIntosh Financial Services, Inc. (“MFS”), for aggregate cash consideration of $75,375.51.  The net proceeds of the sale were paid to the Pension Benefit Guaranty Corporation as negotiated consideration for a release of MFS’s liability as a co-sponsor of the Company’s pension plan.  The transaction was consummated on June 17, 2011.

Item 1.03	Bankruptcy or Receivership.

On June 17, 2011, the Georgia Department of Banking and Finance closed McIntosh State Bank (the “Bank”), which is a wholly owned banking subsidiary of McIntosh Bancshares, Inc. (the “Company”), and the Federal Deposit Insurance Corporation (“FDIC”) was named as the receiver of the Bank.

In connection with the closure of the Bank, the FDIC issued a press release, dated June 17, 2011, announcing the following:

•
The FDIC entered into a purchase and assumption agreement with Hamilton State Bank to assume all of the deposits of the Bank. Accordingly, all depositors of the Bank, including those with deposits in excess of the FDIC’s insurance limits, will automatically become depositors of Hamilton State Bank for the full amount of their deposits, and they will continue to have uninterrupted access to the Bank’s deposits. Depositors will continue to be insured with Hamilton State Bank, so there is no need for customers to change their banking relationship to retain their deposit insurance.

•	Beginning on Saturday, June 18, 2011, the offices of the Bank will open for business as branches of Hamilton State Bank.

•
In addition to assuming all of the deposits of the Bank, Hamilton State Bank purchased essentially all of the Bank’s assets pursuant to a loss-share transaction of approximately $242.1 million of the Bank’s assets. The loss-share transaction provides for Hamilton State Bank and the FDIC to share in the losses on the assets covered under this agreement.

•
Customers who have questions about the foregoing matters, or who would like more information about the closure of the Bank, can visit the FDIC’s web site located at http://www.fdic.gov/bank/individual/failed/mcintoshstate.html, or call the FDIC toll-free at (800) 913-5370.

A complete copy of the FDIC’s press release can be found on the Internet at http://www.fdic.gov/news/news/press/2011/pr11104.html.

In addition, Company has mailed a letter to its shareholders dated June 21, 2011.  A copy of the letter is attached as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

Exhibit                      Description

99.1	Letter to shareholders, dated June 21, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MCINTOSH BANCSHARES, INC.

Date: June 21, 2011	By:	/s/ Jesse M. Roberts
Jesse M. Roberts
Chief Financial Officer